Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 17, 2011 with respect to the consolidated financial statements and schedule included in the annual report of ATS Corporation on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statements of ATS Corporation on Form S-3 (No. 333-124638, effective May 14, 2008) and on Form S-8 (No. 333-146075, effective September 14, 2007).

/S/ Grant Thornton LLP

McLean, Virginia
February 17, 2011